EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of YETI Holdings, Inc. of our report dated February 26, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in YETI Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2023.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 13, 2024